UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 30, 2010

Cosi, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50052	06-1393745
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1751 Lake Cook Road, 6th Floor; Deerfield, Illinois	60015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (847) 597-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 30, 2010, Cosi, Inc. (the “Company”) received notice from the Listing Qualifications Department of The Nasdaq Stock Market indicating that the Company's stockholders’ equity as of December 28, 2009, did not meet the minimum requirement of $10,000,000 for continued listing on The Nasdaq Global Market as set forth in Listing Rule 5450(b)(1)(A).  For the period ended December 28, 2009 and as reported in the Company’s annual report on Form 10-K, the Company’s stockholders' equity was $9,325,000.  The Company's non-compliance with the continued listing standards relating to stockholders' equity is in addition to the Company's previously disclosed non-compliance with the continued listing standards relating to minimum share price.

As previously announced, The Nasdaq Stock Market has stayed the delisting of the Company’s common stock from The Nasdaq Global Market pending the Nasdaq Hearings Panel’s determination of Cosi’s appeal of the Nasdaq staff determination regarding the Company’s delisting as a result of the Company’s non-compliance with the continued listing standards relating to minimum share price.  The Nasdaq Hearings Panel also will consider the Company’s noncompliance with the minimum stockholders’ equity requirement in rendering a determination regarding the Company’s continued listing on The Nasdaq Global Market.  At the time of its completion, the Company’s rights offering resulted in stockholders’ equity above $10,000,000; however, there can be no assurance that the Company’s stockholders’ equity will be above the minimum requirement of $10,000,000 at the time of the Nasdaq determination or at any other time in the future.  During the stay, the Company's shares will remain listed on The Nasdaq Global Market.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2010	COSI, INC. /s/ William Koziel Name: William Koziel Title: Chief Financial Officer